Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

Lennar Reports Second Quarter EPS of $2.00, up 41%

Financial Highlights

Second Quarter

•	Revenues of $4.6 billion - up 56%

•	Earnings from continuing operations of $324.7 million - up 39%

•	EPS from continuing operations of $2.00 - up 41%

•	Homebuilding operating earnings of $537.4 million - up 25%

•	Financial Services operating earnings from continuing operations of $34.6 million - up $15.6 million

•	Repurchased 5.0 million shares under stock repurchase program

•	Homebuilding debt to total capital of 33.5%

•	Return on equity of 29.4%

•	New orders of 11,757 homes - down 3%

2006 Goal

•	Fiscal 2006 EPS goal revised to a range of $8.00 to $8.25

Miami, June 26, 2006 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its second quarter ended May 31, 2006. Second quarter earnings from continuing operations in 2006 were $324.7 million, or $2.00 per share diluted, compared to earnings from continuing operations of $233.2 million, or $1.42 per share diluted, in 2005.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “After a long period of steady growth, the homebuilding industry has slowed, as evidenced by lower new orders and higher cancellation rates in many geographic markets across the country. These conditions are primarily the result of speculators exiting the market and changing homebuyer sentiment. Although current market conditions have softened, we believe favorable demographic trends and high employment levels bode well for long-term homebuilding fundamentals.”

Mr. Miller continued, “Even while market conditions have been changing, we have maintained a focused and orderly approach to managing our operations with an intensified emphasis on maintaining strong cash flow generation and achieving evenflow production. This focus resulted in a 56% increase in revenues and a 41% increase in earnings per share from continuing operations, compared to our second quarter last year. However, we are experiencing slower new orders and higher cancellation rates. Consequently, the second half of the year will be more challenging. As a result, we are focusing our efforts on partially offsetting the effects of increased sales incentives by reducing land costs, production costs and selling, general and administrative expenses.”

Mr. Miller concluded, “We have consistently focused on a balance sheet first approach to managing our operations. This strategy works particularly well in slower market cycles. During the second quarter, we repurchased 5.0 million shares of stock while at the same time maintained a strong and liquid balance sheet as evidenced by our homebuilding debt to total capital of 33.5% and only $185 million borrowed under our revolving credit facility. Although we are revising our EPS goal downward to a range of $8.00 to $8.25 at this time, we recognize that market conditions are continually changing. Our operating strategy and strong balance sheet should enable us to respond to these changing conditions and to take advantage of opportunities as they present themselves.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED MAY 31, 2006 COMPARED TO

THREE MONTHS ENDED MAY 31, 2005

Homebuilding

Revenues from home sales increased 53% in the second quarter of 2006 to $4.0 billion from $2.6 billion in 2005. Revenues were higher primarily due to a 40% increase in the number of home deliveries and a 10% increase in the average sales price of homes delivered in 2006. New home deliveries, excluding unconsolidated entities, increased to 12,506 homes in the second quarter of 2006 from 8,951 homes last year. In the second quarter of 2006, new home deliveries were higher in each of the Company’s regions, compared to 2005. The average sales price of homes delivered increased to $322,000 in the second quarter of 2006 from $293,000 in 2005. However, new orders during the second quarter of 2006 decreased to 11,757 homes, from 12,095 homes last year; and our backlog as of May 31, 2006 was 17,990 homes with a backlog dollar value of $6.5 billion, compared to 20,536 homes, with a backlog dollar value of $7.3 billion at May 31, 2005 and 19,458 homes with a backlog dollar value of $7.1 billion at February 28, 2006.

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Gross margins on home sales were $946.5 million, or 23.5%, in the second quarter of 2006, compared to $654.1 million, or 24.9%, in the same quarter of 2005. Gross margin percentage on home sales decreased 140 basis points, compared to last year, due to decreases in the Central and West regions, primarily due to higher sales incentives offered to homebuyers, partially offset by a slight increase in the East Region. Gross margin percentage in the second quarter of 2006 was 140 basis points lower than the 24.9% gross margin percentage in the first quarter of 2006.

Selling, general and administrative expenses as a percentage of revenues from home sales improved to 11.8% in the second quarter of 2006, from 12.1% in 2005. The 30 basis point improvement was primarily due to lower personnel-related expenses as a percentage of revenues from home sales, partially offset by increases in broker commissions and advertising expenses. Management fees of $8.9 million received during the second quarter of 2005 from unconsolidated entities in which the Company has investments, which were previously recorded as a reduction of selling, general and administrative expenses, have been reclassified to management fees and other income, net in order to conform to the 2006 presentation.

Gross profit on land sales totaled $41.1 million in the second quarter of 2006 (net of $21.8 million in write-offs of option deposits and pre-acquisition costs related to land under option that the Company does not intend to purchase), compared to $72.7 million in 2005. Equity in earnings from unconsolidated entities was $14.8 million in the second quarter of 2006, compared to $21.7 million last year. Management fees and other income, net, totaled $16.4 million in the second quarter of 2006, compared to $19.7 million in the second quarter of 2005. Minority interest expense, net was $6.5 million and $19.4 million, respectively, in the second quarter of 2006 and 2005. Sales of land, equity in earnings from unconsolidated entities, management fees and other income, net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings from continuing operations for the Financial Services Division were $34.6 million in the second quarter of 2006, compared to $19.0 million last year. The increase was primarily due to increased profitability from the Division’s mortgage operations as a result of increased volume and profit per loan.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.2% and 1.4%, respectively, for the second quarter of 2006 and 2005.

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SIX MONTHS ENDED MAY 31, 2006 COMPARED TO

SIX MONTHS ENDED MAY 31, 2005

Homebuilding

Revenues from home sales increased 44% in the six months ended May 31, 2006 to $6.9 billion from $4.8 billion in 2005. Revenues were higher primarily due to a 30% increase in the number of home deliveries and an 11% increase in the average sales price of homes delivered in 2006. New home deliveries, excluding unconsolidated entities, increased to 21,410 homes in the six months ended May 31, 2006 from 16,528 homes last year. In the six months ended May 31, 2006, new home deliveries were higher in each of the Company’s regions, compared to 2005. The average sales price of homes delivered increased to $324,000 in the six months ended May 31, 2006 from $292,000 in 2005. However, new orders during the six months ended May 31, 2006 were 21,550 homes, which was essentially the same as the 21,555 new orders during the six months ended May 31, 2005 and the 21,850 new orders received during the second half of 2005.

Gross margins on home sales were $1.7 billion, or 24.1%, in the six months ended May 31, 2006, compared to $1.2 billion, or 24.8%, in 2005. Gross margin percentage on home sales decreased 70 basis points, compared to last year, due to decreases in the Central and West regions, primarily due to higher sales incentives offered to homebuyers, partially offset by a slight increase in the East Region. Gross margin percentage in the first six months of 2006 was 260 basis points lower than the 26.7% gross margin percentage in the second half of 2005.

Selling, general and administrative expenses as a percentage of revenues from home sales were 12.3% and 12.2%, respectively, for the six months ended May 31, 2006 and 2005. Management fees of $15.3 million received during the six months ended May 31, 2005 from unconsolidated entities in which the Company has investments, which were previously recorded as a reduction of selling, general and administrative expenses, have been reclassified to management fees and other income, net in order to conform to the 2006 presentation.

Gross profit on land sales totaled $90.2 million in the six months ended May 31, 2006 (net of $25.3 million in write-offs of option deposits and pre-acquisition costs related to land under option that the Company does not intend to purchase), compared to $96.2 million in 2005. Equity in earnings from unconsolidated entities was $53.0 million in the six months ended May 31, 2006, compared to $37.9 million last year. Management fees and other income, net, totaled $35.8 million in the six months ended May 31, 2006, compared to $41.3 million in 2005. Minority interest expense, net was $11.0 million and $20.7 million, respectively, in the six months ended May 31, 2006 and 2005. Sales of land, equity in earnings from unconsolidated entities, management fees and other income, net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

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Financial Services

Operating earnings from continuing operations for the Financial Services Division were $45.2 million in the six months ended May 31, 2006, compared to $35.2 million last year. The increase was primarily due to increased profitability from the Division’s mortgage operations as a result of increased volume and profit per loan.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.4% and 1.5%, respectively, for the six months ended May 31, 2006 and 2005.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar and U.S. Home brand names. Lennar’s Financial Services Division provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, http://www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2005. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern time on Monday, June 26, 2006. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 832734 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

	Three Months Ended May 31,		Six Months Ended May 31,
	2006	2005	2006	2005
Revenues:
Homebuilding	$4,415,302	2,801,315	7,524,020	5,091,253
Financial services	162,201	131,659	294,142	247,452

Total revenues	$4,577,503	2,932,974	7,818,162	5,338,705

Homebuilding operating earnings	$537,413	431,461	988,285	761,980
Financial services operating earnings	34,591	18,963	45,216	35,249
Corporate general and administrative expenses	56,532	40,827	108,423	77,987
Loss on redemption of 9.95% senior notes	—	34,908	—	34,908
Earnings from continuing operations before provision for income taxes	515,472	374,689	925,078	684,334
Provision for income taxes	190,725	141,445	342,279	258,336

Earnings from continuing operations	324,747	233,244	582,799	425,998

Discontinued operations:
Earnings from discontinued operations before provision for income taxes	—	16,535	—	17,261
Provision for income taxes	—	6,242	—	6,516

Earnings from discontinued operations	—	10,293	—	10,745

Net earnings	$324,747	243,537	582,799	436,743

Average shares outstanding:
Basic	159,571	154,292	158,698	154,718
Diluted	162,916	165,711	163,735	166,284

Earnings per share:
Basic:
Earnings from continuing operations	$2.04	1.51	3.67	2.75
Earnings from discontinued operations	0.00	0.07	0.00	0.07

Net earnings	$2.04	1.58	3.67	2.82

Diluted:
Earnings from continuing operations	$2.00	1.42	3.57	2.59
Earnings from discontinued operations	0.00	0.06	0.00	0.06

Net earnings	$2.00	1.48	3.57	2.65

Supplemental information:
Interest incurred (1)	$66,521	40,560	120,005	77,483
EBIT (2):
Earnings from continuing operations before provision for income taxes	$515,472	374,689	925,078	684,334
Earnings from discontinued operations before provision for income taxes	—	16,535	—	17,261
Interest	72,222	46,552	117,092	77,604

EBIT	$587,694	437,776	1,042,170	779,199

(1)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes. The Company’s management uses EBIT because it believes this financial measure helps to compare the Company’s operations with those of its competitors, by eliminating factors that differ from company to company for reasons that often are not related to the efficiency and effectiveness of a particular company’s operations. The Company believes EBIT provides useful information to investors and analysts, because it will help them compare the efficiency and effectiveness of the Company’s operations with those of its competitors.

LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Segment Information

(In thousands)

	Three Months Ended May 31,		Six Months Ended May 31,
	2006	2005 (1)	2006	2005 (1)
Revenues:
Sales of homes	$4,023,273	2,622,340	6,943,968	4,836,919
Sales of land	392,029	178,975	580,052	254,334

Total revenues	4,415,302	2,801,315	7,524,020	5,091,253

Costs and expenses:
Cost of homes sold	3,076,765	1,968,258	5,269,537	3,638,394
Cost of land sold	350,959	106,255	489,878	158,129
Selling, general and administrative	474,791	317,309	854,156	591,274

Total costs and expenses	3,902,515	2,391,822	6,613,571	4,387,797

Equity in earnings from unconsolidated entities	14,792	21,747	52,982	37,886
Management fees and other income, net	16,375	19,669	35,808	41,323
Minority interest expense, net	6,541	19,448	10,954	20,685

Operating earnings	$537,413	431,461	988,285	761,980

(1)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

	Three Months Ended May 31,		At or for the Six Months Ended May 31,
	2006	2005	2006	2005
Deliveries:
East	4,219	2,697	7,117	4,906
Central	3,856	2,953	6,575	5,250
West	5,150	3,560	8,832	6,863

Total	13,225	9,210	22,524	17,019

Of the total deliveries listed above, 719 and 1,114, respectively, represent deliveries from unconsolidated entities for the three and six months ended May 31, 2006, compared to 259 and 491 deliveries in the same periods last year.

New Orders:
East	3,144	3,427	6,561	6,467
Central	3,876	3,847	7,029	6,691
West	4,737	4,821	7,960	8,397

Total	11,757	12,095	21,550	21,555

Of the total new orders listed above, 619 and 901, respectively, represent new orders from unconsolidated entities for the three and six months ended May 31, 2006, compared to 430 and 752 new orders in the same periods last year.

Backlog - Homes:
East			7,699	8,888
Central			3,690	4,008
West			6,601	7,640

Total			17,990	20,536

Of the total homes in backlog listed above, 1,504 represents homes in backlog from unconsolidated entities at May 31, 2006, compared to 1,846 homes in backlog at May 31, 2005.

Backlog - Dollar Value:
East			$2,786,425	2,989,464
Central			849,157	957,703
West			2,891,932	3,396,595

Total			$6,527,514	7,343,762

Of the total dollar value of homes in backlog listed above, $613,370 represents the backlog dollar value from unconsolidated entities at May 31, 2006, compared to $768,731 of backlog dollar value at May 31, 2005.

Lennar’s market regions consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, Virginia, New Jersey, New York, North Carolina and South Carolina

Central:	Texas, Illinois and Minnesota

West:	California, Colorado, Arizona and Nevada

LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

	May 31,
	2006	2005
Homebuilding debt	$2,908,296	2,337,436
Stockholders’ equity	5,766,219	4,267,486

Total capital	$8,674,515	6,604,922

Homebuilding debt to total capital	33.5%	35.4%